Exhibit 99

[Letterhead of Linda Y.H. Cheng, Corporate Secretary of PG&E Corporation]

January 22, 2004

DIRECTORS AND EXECUTIVE OFFICERS OF PG&E CORPORATION:

Re:  Restrictions on Trading in PG&E Corporation Securities During a Blackout Period

During an upcoming “blackout” period in PG&E Corporation’s 401(k) plan, new rules prohibit you from purchasing, selling, acquiring, or transferring PG&E Corporation common stock or associated derivative securities (i.e., stock options and phantom stock) that you acquired in connection with your service or employment as a director or executive officer of PG&E Corporation.

A blackout period will be in effect as a result of a transfer of the assets of the Pacific Gas and Electric Company Savings Fund Plan for Union-Represented Employees (SFP) to the PG&E Corporation Retirement Savings Plan for Union-Represented Employees (RSP).  This blackout period will begin at 1:00 p.m., Pacific Standard Time, on February 26, 2004, and is expected to end the week of March 14, 2004.  During the blackout period, the plan participants whose accounts are being transferred from the SFP to the RSP will not be able to direct or diversify investments in their individual accounts, obtain a loan from the SFP or the RSP, or obtain a distribution from the SFP or the RSP.

Under new rules adopted under the Sarbanes-Oxley Act of 2002, PG&E Corporation is required to notify you of this blackout period and of certain restrictions on trading in PG&E Corporation securities during the blackout period.

You may not take the following actions during the blackout period:

  Purchase, sell, acquire, or transfer shares of PG&E Corporation common stock that you acquired in connection with your service or employment as a director or executive officer of PG&E Corporation;

  Exercise PG&E Corporation stock options;

  Transfer your deferred compensation account balance to or from the PG&E Corporation phantom stock account; or

  Make an intra-plan transfer of an existing account balance to or from the PG&E Corporation stock fund in the PG&E Corporation Retirement Savings Plan.

The new rules will exempt certain transactions from the trading restriction, including contributions of new money to the PG&E Corporation Retirement Savings Plan, acquisition of phantom stock upon deferral of compensation in accordance with the terms of the Corporation’s deferred compensation plans, and transactions that occur pursuant to a contract, instruction, or written plan that satisfies the affirmative defense conditions of SEC Rule 10b5-1(c).

For further information regarding this blackout period, please contact me at the following address and phone number:

Linda Y.H. Cheng
Corporate Secretary
PG&E Corporation
One Market, Spear Tower
Suite 2400
San Francisco, CA 94105
(415) 267-7017

Sincerely,

LINDA Y.H. CHENG

Linda Y.H. Cheng
Corporate Secretary
PG&E Corporation